Exhibit 2.1

Attachment A to Notarial Deed No.           /1998 of the Notary
__________________, __________




                         Master Agreement

                          by and between

                       Hella KG Hueck & Co.
                        Rixbecker Str. 75
                         59552 Lippstadt

                          -hereinafter referred to as "Hella KG"-

represented by Stephan Zilles, Esq.
by virtue of a written Power of Attorney dated March 11, 1998


                               and


                           Jutta Hueck
                      Eugenie Friesenhausen
                        Elisabeth Behrend
                     Dr. Irmgard Hammerstein
                       Dorothee Hammerstein
                       Dr. Konstanze Thamer
                        Roland Hammerstein
                         Marianne Bracht
                     Dietrich Bracht-Frenzel
                         Brigitte Thomas
                     Cornelie Thomas-Scholler
                         Leonhard Thomas
                        Konstantin Thomas
                         Christoph Thomas
                    Prof. Dr. Gottfried Hueck
                      Dr.-Ing. Walter Hueck
                          Annelore Hueck
                          Claudia Hueck
                         Wolfgang  Hueck
                    Dr. Anne-Rose Iber-Schade
                           Norbert Iber
                       Dr. Bettina  Stubner
                     Cornelia lber-Rebentisch
                        Dr. Bernhard Iber
                    Dr. Carl Friedrich Schade
                         Marianne Schade
                     Dr. Carl-Albrecht Schade
                          Joachim Schade
                    Dr. Georg Friedrich Schade
                      Philip Mathias Schade
                         O.E. Hueck GmbH
                         Hueck & Ropke KG

         - hereinafter collectively referred to as the "Sellers"-

represented by Roland Hammerstein, Esq.

by virtue of a written Power of Attorney dated February 4, 1998,

who is in his turn represented by Christoph F. Wetzler, Esq.

by virtue of a written Sub-Power of Attorney dated March 9, 1998,

                               and

                       Schade GmbH & Co. KG
                          57 Konigstrabe
                        58840 Plettenberg

represented by Christoph Wetzler, Esq.

by virtue of a written Power of Attorney dated March 12, 1998

                       - hereinafter referred to as "Schade KG" -

on the one side
                               and

                      Excel Industries, Inc.
                      1120 North Main Street
                   Elkhart, Indiana 46514, USA

                       - hereinafter referred to as the "Excel" -

represented by Harald Selzner, Esq.

by virtue of a written Power of Attorney dated March 12, 1998

                               and

                      Excel Industries, Inc.
                      1120 North Main Street
                   Elkhart, Indiana 46514, USA


                   - hereinafter referred to as the "Guarantor" -

represented by Harald Selzner, Esq.

by virtue of a written Power of Attorney dated March 12, 1998 on the other side.

The parties conclude the following

                         Master Agreement

A.   Essential Elements of Transaction

1 . Excel wishes to acquire a 56.67% participation in the fixed capital of Schade GmbH & Co. KG ("Schade KG"), with registered offices in Plettenberg, Germany (HRA 10 Amtsgericht Plettenberg), and a 70% participation in the share capital of Schade KG's sole general partner, Schade Geschaftsfuhrungsgesellschaft mbH ("Schade GmbH"), with registered offices also in Plettenberg, Germany (HRB 486 Amtsgericht Plettenberg). Hella KG and the Sellers wish to convey to Excel such participation in Schade KG and Schade GmbH.

2.   In consideration of the transfer of the participations in
     Schade KG and Schade GmbH Excel shall, together with Hella KG and as more specifically described in the Shareholders'
     Agreement, make certain investments in, and make a further contribution to the fixed capital quota of Schade KG, which
     capital increase shall amount to                          DM   27.34   m

     Hella KG shall make a further contribution to the fixed
     capital quota of Schade KG, which capital increase shall
     amount to                                                 DM    6      m

     As a result, the aggregate fixed capital quota of Schade KG shall thereafter amount to

                                                               DM   63.34   m

     with capital quota of Excel in a nominal amount of        DM   44.34   m

     or                                                               70.00 %
                                                                     --------

     and Hella KG in a nominal amount of                       DM   19      m

     or                                                                30.00%
                                                                     --------


     Hella KG and Excel have agreed, that of the further contributions, as mentioned above, only a part should be registered as further Liability Contribution ("Hafteinlage"), whereas the remaining further contributions should be made as a non-registered further Compulsory Contribution ("Pflichteinlage"). In greater detail, Hella KG and Excel agree that the amount of DM 6 million to be paid by Hella KG should be a non-registered further Compulsory Contribution, whereas of the contribution amount of Excel of DM 27.34 million a partial amount of DM 13.34 million should be registered as Liability Contribution and a further amount of DM 14 million should be further non-registered Compulsory Contribution. As a consequence of the above described capital increase, Hella KG and Excel will have the following fixed capital quota:

     Hella KG

     - Liability Contribution                                     DM   13   m

     - further non-registered Compulsory Contrib-
       ution                                                      DM    6   m
                                                             -----------------
                                                                  DM   19   m

     Excel

     - Liability Contribution                                     DM  30.34 m

     - further non-registered Compulsory Contrib-
       ution                                                      DM  14.00 m
                                                             -----------------
                                                                  DM  44.34 m

3.   Excel further wishes to acquire from certain individual
     Sellers their loans made to Schade KG in an amount of
                                                              DM 4,440,985.00

     for a consideration in the same amount. The partners' loans currently outstanding against Schade KG amount to a total of
                                                             DM 25,308,214.00.

     Thus, there remains a partners' loans in a total amount of
                                                             DM 20,867,229.00.

     After the assignment described in the preceding sentence both, the loan amount assigned to Excel as well as the remaining partners' loans shall be converted into ordinary loans under terms and conditions more specifically described in Attachment F hereto.

4. As a result, the Sellers and the Schade GmbH Shareholders shall have ceased to be limited partners of Schade KG and shareholders of Schade GmbH, respectively, and Excel shall have acquired a 70% participation, and Hella KG shall have acquired a 30% participation in both the fixed capital of Schade KG and the share capital of Schade GmbH.

B.   Implementation Measures

5. Sellers and Excel shall, therefore, enter into the Share and Partnership Interest Sale and Purchase Agreement (Attachment
     B to the present Notarial Deed) aimed at the transfer of

     (i) shares in the aggregate nominal value of 70% of the share capital of Schade GmbH

     (ii) and partnership interests in the aggregate nominal amount of approximately 56.67% of the fixed capital of Schade
          KG.

     The Sellers and Hella KG hereby expressly consent to the sale and transfer of the relevant shares in the share capital of Schade GmbH by the Schade GmbH Shareholders (as defined in
     Sect. 6 below) to Excel.

6. Mrs. Eugenie Friesenhausen, Dr.-Ing. Walter Hueck, Mrs. Anne-Rose Iber-Schade and Dr. Carl Friedrich Schade ("Schade GmbH
     Shareholders"), who are the sole current shareholders of Schade GmbH, shall sell and transfer to Hella KG, and Hella KG shall purchase and acquire from them, their remaining participation in Schade GmbH in the aggregate nominal amount of 30% of Schade GmbH's share capital, so as to put into alignment Hella KG's participation ratios in Schade KG and Schade GmbH. The sale and transfer shall be effected by operation of the Share Transfer Agreement (Attachment C to this Notarial Deed).

7.   Excel and Hella KG shall agree to

     (i) an increase in the fixed capital quotas of Schade KG by subscription to the following additional Liability Contributions and further non-registered Compulsory
          Contribution: in the case of Excel in the amount of

     - Liability Contribution                                    DM  13.34   m

     - further non-registered Compulsory Contrib-
       ution                                                     DM  14      m
                                                              -----------------
                                                                 DM  27.34   m
     and

     in the case of Hella KG in the amount of

     - further non-registered Compulsory Contrib-
       ution                                                     DM    6     m

     and

     (ii) an amended Partnership Agreement for Schade KG and
          Articles of Association of Schade GmbH pursuant to the Shareholders' Agreement (Attachment D to this Notarial
          Deed).

8.   The Sellers, Schade KG and Excel shall agree to

     (i) the assignment to Excel of a portion of the loan currently outstanding to the Sellers pursuant to the Assignment Agreement (Attachment E to this Notarial Deed)

     and

     (ii) the documentation of such loan (assigned and non-assigned portion) pursuant to the Loan Agreement (Attachment F to this Notarial Deed).

9. The Guarantor, being the ultimate parent company of Excel, hereby guarantees the due performance of Excel's obligations assumed under and in connection with this Agreement and Attachments B through E to this Notarial Deed.

10. Any disputes or controversies arising out of or in connection with this Agreement and Attachments B through E to this Notarial Deed shall be settled by arbitration in accordance with the Arbitration Agreement (Attachment G to this Notarial
     Deed).

This Agreement shall be governed by the laws of the Federal
Republic of Germany.



____________________, this ______ day of _______________ 1998


____________________________________
(                   )
on behalf of Hella KG


____________________________________
(                   )
on behalf of the Sellers


____________________________________
(                   )
on behalf of Schade KG


____________________________________
(                   )
on behalf of Excel


____________________________________
(                   )
on behalf of the Guarantor